UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 19, 2006
COOPER TIRE & RUBBER COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	1-04329	34-4297750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 423-1321
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (a) Not applicable.
     (b) Not applicable.
     (c) On December 19, 2006, the Board of Directors (the “Board”), of Cooper Tire & Rubber Company (the “Company”), appointed Roy V. Armes to serve as President and Chief Executive Officer of the Company effective January 1, 2007.
          Mr. Armes, age 54, comes to the Company following a 31-year career at Whirlpool Corporation. Mr. Armes has experience in engineering, manufacturing, global procurement and international operations management, as well as a successful track record of developing customer relationships and consumer oriented products. During his career at Whirlpool Corporation, Mr. Armes served in positions including: Senior Vice President, Project Management Office; Corporate Vice President/General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China; Vice President, Manufacturing & Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Italy).
     The Company has entered into an employment agreement with Mr. Armes. Under the employment agreement, Mr. Armes will be employed by the Company as President and Chief Executive Officer at an initial annual base salary of $700,000, and generally with all benefits available to executives of the Company. The initial term of the employment agreement is for three years, which is automatically extended for successive one year terms thereafter until the year in which Mr. Armes’ 64th birthday occurs, unless either the Company or Mr. Armes gives prior notice by September 30 that the term will not be extended. The employment agreement contains non-competition and non-solicitation provisions that extend for two years after any termination of employment.
     Mr. Armes will participate in the Company’s incentive compensation programs, under which he will be eligible to receive a target award equal to 85% of his base salary and a maximum award equal to 170% of his base salary. For the 2007 fiscal year, Mr. Armes is assured an award that is no less than 85% of his base salary. Mr. Armes will also receive an initial award of restricted stock units upon commencement of employment under the Company’s 2006 Incentive Compensation Plan, in an aggregate amount equal to $4,000,000, subject to a three-year cliff vesting requirement and terms and conditions as determined by the Company’s Board of Directors.
     Mr. Armes is entitled to certain separation benefits and payments upon an involuntary termination without Cause or a voluntary termination due to Good Reason other than within two years following a Change in Control. These payments and benefits include a lump sum payment of $75,000 plus two times the sum of his base salary and Average Annual Incentive Compensation (three times, if terminated before December 31, 2009), 24 months’ continuation of life, accident and health benefits, full vesting of his initial restricted stock unit award and certain other benefits. If such termination occurs during the two-year period on or following a Change in Control, Mr. Armes would receive in addition full vesting of all then-unvested restricted stock unit and stock option awards.
     In the event of Mr. Armes’ death or termination of employment due to Disability, he or his beneficiaries or estate will be entitled to payment of 30 days’ base salary, a full target-level bonus, a prorated long-term incentive compensation payout and 24 months’ continuation of life and accident benefits (if terminated due to Mr. Armes Disability) and health benefits followed by COBRA, as well as full vesting of Mr. Armes’ initial restricted stock unit award. If Mr. Armes’ Retires under the Company’s pension plan, he will be entitled to a prorated annual bonus and long-term incentive compensation payout.
     The employment agreement also provides for a tax gross-up for any excise tax, exceeding 110% of the “safe harbor limit,” due under the Internal Revenue Code for certain payments made by the Company to Mr. Armes. In addition, all post-termination payments made to an executive under the agreements are conditioned upon the execution by Mr. Armes of a release of all claims against the Company. Mr. Armes will also be reimbursed by the Company for up to $25,000 in reasonable legal fees incurred in connection with negotiating and preparing the employment agreement.

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     (d) On December 19, 2006, the Board also appointed Mr. Armes as a member of the Board, effective January 1, 2007. The Company has not yet determined the committees of the Board of Directors, if any, on which Mr. Armes will serve. The terms of Mr. Armes’ employment agreement are disclosed above in Item 5.02(c) of this Current Report on Form 8-K.
     (e) The disclosure in Items 5.02(c) and 5.02(d) above is incorporated into this Item 5.02(e) by reference.
     (f) Not applicable.
     A copy of the press release announcing the appointment of Mr. Armes is attached as Exhibit 99.1 to this Current Report on Form 8-K. The summary of the Employment Agreement described above is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of December 19, 2006, by and between Cooper Tire & Rubber Company and Roy V. Armes

99.1	Press Release, dated December 19, 2006

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ James E. Kline

Name:	James E. Kline
Title:	Vice President, General Counsel and Secretary
Date: December 20, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of December 19, 2006, by and between Cooper Tire & Rubber Company and Roy V. Armes

99.1	Press Release, dated December 19, 2006